SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                          -------------

                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                          -------------

                   ADM TRONICS UNLIMITED, INC.
     (Exact name of registrant as specified in its charter)

          DELAWARE                      22-1896032
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(State or other jurisdiction of     (IRS Employer Identification
incorporation or organization)       No.)


                       224-S Pegasus Avenue
                       Northvale, NJ 07647
 ----------------------------------------------------------------
             (Address of Principal Executive Offices)

             CONSULTING AGREEMENT, dated May 15,1998
             between ADM TRONICS UNLIMITED, INC. and
                      WHARTON CAPITAL CORP.
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                     (Full title of the plan)

                          Andre' Di Mino
                    Executive Vice President
                       224-S Pegasus Avenue
                       Northvale, NJ 07647
                          (201) 767-6040
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(Name, address, including telephone number of agent for service)

                         With copies to:

                    Jonathan B. Reisman, Esq.
                    Reisman & Associates, P.A.
                     5100 Town Center Circle
                            Suite 330
                       Boca Raton, FL 33486
                          (561) 361-9300


                         ----------------


                 CALCULATION OF REGISTRATION FEE
=================================================================
Title of                      Proposed  Proposed
securities     Amount         maximum   maximum   Amount of
to be          to be          offering  aggregate registr-
registered(1)  registered     per unit  offering  ation
                                        price     fee (2)
-----------------------------------------------------------------
Common Stock,  270,000 shares $.4375    $118,125  $34.85
$.0005 par value
=================================================================
______________

(1) Represents shares to be issued pursuant to a Consulting
Agreement, dated May 15, 1998 by and between ADM Tronics
Unlimited, Inc. and Wharton Capital Corp.

(2) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and(h) of Rule 457, based upon the average of the high bid and the low asked prices of the common stock, par value $.0005 per share, of ADM Tronics Unlimited, Inc. on June 24, 1998 as reported on the Nasdaq Small Cap Market.


                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Pursuant to the Note to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 are not being filed with this Registration Statement.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the
Registrant are incorporated by reference, as of their respective dates, in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997;

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended June 30, 1997, September 30, 1997 and
          December 31, 1997;

     (c)  The Registrant's Current Report on Form 8-K dated May
          27, 1998 and ammendment thereto; and

     (d) The description of the Registrant's Common Stock, par value $.0005, contained in the Registrant's
          Registration Statement on Form 10, as amended (File No.
          0-17629).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Any other document required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933 shall be available without charge, upon written or oral request. Any request for such document shall be directed to Andre' Di Mino, Executive Vice President, ADM Tronics Unlimited, Inc., 224-S Pegasus Avenue, Northvale, New Jersey 07647, telephone number (201) 767-6040

     ITEM 4. Description of Securities.

               Not applicable

     ITEM 5. Interests of Named Experts and Counsel.

     An affiliate of the Registrant's counsel is the owner of 191,333 shares of the Registrant's Common Stock.

     ITEM 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

     The Registrant's By-laws provide for the indemnification of directors and officers to the full extent permitted by the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     ITEM 7.  Exemption from Registration Claimed

               Not applicable.

     ITEM 8.  Exhibits.


Exhibit
Number               Description of Exhibit
---------           ----------------------

  4.1          Certificate of Incorporation, as amended. (1)

  4.2          By-laws. (2)

  5.1          Opinion of Reisman & Associates, P.A. (3)

 23.1          Consent of Kaufman, Rossin & Co. (3)

 23.2 Consent of Reisman & Associates, P.A. is contained in the opinion filed as Exhibit 5.1 hereto.

 99.1 Consulting Agreement, dated May 15, 1998, by and between ADM Tronics Unlimited, Inc. and Wharton
               Capital Corp. (3)

---------------
(1)  Previously filed as Exhibit 3(a) to the Registrant's
     Registration Statement on Form 10, File No. 0-17629 (the "Form 10") and Exhibit 3(a)(2) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 and incorporated herein by reference.

(2) Previously filed as Exhibit 3(b) to the Form 10 and incorporated herein by reference.

(3)  Filed herewith.

ITEM 9.  Undertakings.

The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which it offers or sells securities, a post-effective amendment to the Registration
Statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution,

provided, however, that paragraphs (1)(i) and (A)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time shall to be the initial bona fide offering and;

   (3) file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey on June 25, 1998.


                           ADM TRONICS UNLIMITED, INC.

                           By: /s/ Dr. Alfonso Di Mino
                               ------------------------------
                               President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


       Signatures            Title                     Date
       ----------            ------                    -----

/s/ Dr. Alfonso Di Mino  Chief Executive Officer    June 25,1998
-----------------------   and Director
Dr. Alfonso Di Mino

/s/ Andre' Di Mino       Chief Financial            June 25, 1998
-----------------------  and Accounting
Andre' Di Mino           Officer and Director

/s/ Vincent Di Mino      Director                  June 25, 1998
----------------------
Vincent Di Mino

/s/ Thomas Petrie        Director                  June 25, 1998
---------------------
Thomas Petrie


                         Director
-----------------------
Dr. Stephen Brenner


                         Director
-----------------------
John Berenyi


EXHIBIT 5.1    Opinion of Reisman and Associates, PA



                           LAW OFFICES
                    REISMAN & ASSOCIATES, P.A.
                            Suite 330
                     5100 Town Center Circle
                    Boca Raton, Florida 33486

June 25, 1998


ADM Tronics unlimited, Inc.
224-S Pegasus Avenue
Northvale, NJ 07647

Ladies & Gentlemen:

We have acted as your counsel in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 270,000 shares of Common Stock, $.0005 par value (the "Shares").

     We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and all copies submitted to us as conformed or photostatic copies.

     On the basis of the foregoing, assuming that the value of the services renderedin connection with the issuance of the Shares has a value of at least the agrregate par value of the Shares, it is our opinion that the Shares will, when issued as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

 Very truly yours,

/s/Reisman & Associates, P.A.
REISMAN & ASSOCIATES, P.A.


Exhibit 23.1        Consent of Kaufman, Rossin & Co.




                     CONSENT OF INDEPENDENT
                   CERTIFIED PUBLIC ACOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated June 6,
1997, which appears on page F-1 of the annual report on Form 10-KSB of ADM Tronics Unlimited, Inc. For the year ended March 31, 1997.







                                              Kaufman, Rossin & Co.



Miami, Florida
June 26, 1998


Exhibit 99.1 Consulting Agreement, dated May 15, 1998, by and between ADM Tronics Unlimited, Inc. and
                    Wharton Capital Corp.


                      CONSULTING AGREEMENT

This agreement made as of the 15th day of May, 1998 BETWEEN:
A D M Tronics Unlimited, Inc. (ADMT) a corporation Incorporated under the laws of the State of Delaware and having its registered office at 224-S Pegasus Avenue, Northvale, NJ 07647, Tel: 201-767-6040 (hereinafter referred to as the "Corporation" and/or "Company") OF THE FIRST PART --and-- WHARTON CAPITAL CORP., 35 West Street, Northport, N.Y. 11768, (516-754-3231) a corporation Incorporated under the laws of the State of Oklahoma.(hereinafter referred to as the "Consultant:) OF THE SECOND PART,

WHEREAS the Corporation is a manufacturer and engineering concern whose principal lines of business are the production and sale of chemical products and the manufacturing and sale of medical devices. (The "Business");

AND WHEREAS The Corporation desires to retain the Consultant to provide consulting services in connection with the business of the Corporation and it is not the duty, nor will the Consultant engage in any capital raising transactions, directly or indirectly, for the Corporation;

AND WHEREAS the Consultant is desirous of proving such services to the Corporation, on the terms and subject to the conditions herein set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective convenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) it is agreed as follows:

ARTICLE ONE -- CONSULTING SERVICES

1.1 Retainer. Within seven business days from the above date the Corporation hereby agrees to deliver $15,000. In addition pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, the Corporation hereby agrees to issue 270,000 shares of ADM Tronics common stock $.0005 par value, as follows:

1) 90,000 shares upon the effective date of the Registration
Statement; and

2) 90,000 shares subsequent to ADM Tronics' formal presentation to the Long Island Investment Bankers Association Meeting scheduled for mid-June 1998. (The"Meeting"); and

3) 90,000 shares 15 days subsequent to the Meeting.

As agreed between the parties, the Corporation will issue the first 90,000 shares to its consultant, Joel F. Brownstein; the balance of 180,000 shares will be issued to Wharton Capital Corp.

The Corporation retains consultant to assist the Corporation with contract negotiations, financial services, public relations and media, short and long term strategic business plans, evaluation of future financing (warrant conversion, secondary offering or any other traditional financial instrument available) and advice with respect to potential merger/acquisitions, and such other consulting services as the Corporation and the Consultant may from time to time agree upon.

1.2 Term of Agreement. This Agreement shall remain in full force and effect for four months from May 15, 1998 to September 15, 1998 subject to earlier termination as hereinafter provided, with the said term being capable of extension by mutual written agreement of the parties hereto.

1.3 Provision of Services. It is agreed and acknowledged that the Consultant may from time to time provide services to other persons, firms and corporations, provided that the Consultant shall at no time while this agreement remains in force provide ongoing managerial services to any competitor of the Corporation that is not an affiliate (for the purposes of this Agreement "Affiliate" shall mean any person, firm or corporation that is affiliated with the Corporation).

1.4  Board Approval.  This Agreement requires approval of
Corporation's Board of Directors.

1.4A Authority. The Corporation (ADM Tronics Unlimited, Inc.) and any affiliated hereby warrant and represent that they have the full power and authority to execute and deliver this Agreement to the Consultant and to perform the obligations as contained herein, and that this Agreement has been duly authorized, executed and delivered by the Corporation and any affiliates and further constitutes a valid, binding and legally enforceable obligation of the Corporation and any affiliates. Each party has read and understood this Agreement.

1.5 Remuneration. Hereunder, in consideration for services rendered by consultant, the Corporation shall pay consulting fees in the sum of 18,000 common shares per month, payable at the conclusion of each month, (e.g. June 15, 1998 shall be the first payment), pursuant to said Registration Statement referred to in
Section 1.1.

ARTICLE TWO - COVENANTS

2.1 No Delegation of Services. The Consultant covenants and agrees with the Corporation that it shall not delegate performance of its Services to anyone without the prior written consent of the Corporation.

ARTICLE THREE -- CORPORATE INTERESTS

3.1 Promotion of Corporation's Interests. The Consultant shall and will faithfully serve and use his best efforts to promote the interest of the Corporation, shall not use any information he may acquire with respect to the business and affairs of the Corporation or its affiliates for his own purposes for any purposes other than those of the Corporation or its affiliates.

ARTICLE FOUR -- TERMINATION OF CONSULTING AGREEMENT

4.1 Termination of Agreement. The Corporation may terminate this Agreement by giving the Consultant sixty (60) days written notice and/or paying the Consultant a fee equivalent to sixty(60) days of consulting as determined pursuant to Section 1.5 hereof. The Consultant may terminate this Agreement at any time by giving the Corporation sixty (60) days' written notice.

ARTICLE FIVE -- CAPACITY

5.1 Notices. All notices, requests, demands or other communications (collectively, "Notices") required to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:


     (a)  To the Corporation at:   ADM Tronics Unlimited,Inc.
                                   224-S Pegasus Avenue
                                   Northvale, NJ 07647

     (b)  To the Consultant at:    WHARTON CAPITAL CORP.
                                   35 West Street
                                   Northport, N.Y.  11768

or at such other address as may be given by such person to the other parties hereto in writing from time to time.

All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notices shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deem to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

6.2 Disclaimers. In recognition and mutual acknowledgment that ADM Tronics Unlimited, Inc. Is a small cap company and further is engaged in a business of a speculative nature with revenues currently under ten million, Consultant makes no representations, warranties or other affirmations as to efficacy, viability and/or success of any efforts that may be undertaken on the Company's behalf, and ADM Tronics Unlimited, Inc. hereby acknowledges, accepts and understands such disclaimer as set forth by the Consultant.

6.3 Counterparts. This Agreement may be executed in several counterparts; each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

6.4 Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

6.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof any may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

6.6 Inurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

6.7 Assignment. This Agreement is personal to the Consultant and may be assigned by the Consultant to a wholly owned subsidiary of the Consultant. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors in interest (whether by merger, consolidation or similar transaction), and permitted assigns.

6.8 Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of the UNITED STATES.

6.9  Headings for Convenience Only.  The division of this
Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable therein and each of the parties hereto agrees irrevocable to conform to the non-exclusive jurisdiction of the Courts of the State of New Jersey.

6.11 Gender. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the work "person" shall include an individual, a trust, a partnership, a body corporate, and association or other incorporated or unincorporated organization or entity.

6.12 Legislation References. Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

6.13 Severability. If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

6.14 Transmission by Facsimile. The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto understates to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the parties have duly executed this Consulting
Agreement this day of May 15th, 1998.


WHARTON CAPITAL CORP.         ADM Tronics Unlimited, Inc.




Joseph A. Nicolosi, Jr.       Andre Di Mino,
                              Exec.VP